                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                                (Amendment No. )

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                          THE SWISS HELVETIA FUND, INC.
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                (Name of Registrant as Specified In Its Charter)

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For Immediate Release

For Further Information Contact:	Rudolf Millisits Hottinger Capital Corp. 888-794-7700

                Mar. 2, 2001, New York, New York. The Swiss Helvetia Fund announced today that it expects its 2001 annual meeting of stockholders will be held in May 2001. The Fund expects the record date for stockholders entitled to vote at the meeting will be the close of business on March 30, 2001.

                The agenda items currently planned include the election of directors. The Fund’s board of directors is divided into three classes, each having three-year terms that expire at successive annual meetings. The terms of three of the current nine directors expire at the 2001 annual meeting. An independent directors’ committee has recommended that the board nominate for re-election at the 2001 annual meeting the three current directors whose terms will be expiring. The independent committee has also recommended that the board oppose the anticipated proposal, discussed below, to terminate the Fund’s investment advisory agreement. The Fund will solicit proxies for the board’s director-nominees and other matters in line with the board’s recommendations in a formal proxy statement and other materials to be filed with the SEC.

                The two incumbent independent directors are: Mr. Claude W. Frey, a current member and former President of the Swiss Parliament, and Mr. Eric. R. Gabus, Chairman of Société Neuchateloise de Presse (a Swiss news organization) and former Deputy Chairman of Credit Suisse First Boston. The third incumbent director is Mr. Alexandre de Takacsy, Vice Chairman and President of Hottinger Capital Corp., the Fund’s investment adviser, and former Senior Executive of Royal Bank of Canada.

                The Fund has received a formal notification that Bankgesellschaft Berlin AG intends to nominate three of its employees as alternate directors for election at the Fund’s 2001 annual meeting and make a proposal to terminate the Fund’s current investment advisory agreement with Hottinger Capital Corp. The notice further stated that Bankgesellschaft Berlin intends to solicit its own proxies for these proposals. Under the Fund’s by-laws, these three persons must satisfy experience and other requirements, as determined by the Fund’s board of directors, in order to be eligible for nomination. That determination has not yet been made.

                The independent committee has recommended the record date noted above, subject to formal approval by the Fund’s board of directors. The agenda for the meeting may also include a stockholder advisory proposal regarding directors’ duties.

                The Fund is a closed-end fund principally investing in Swiss companies. At December 31, 2000 the Fund’s net assets were $ 415 million. For 2000, the Fund had an investment return on net assets of 12.11% and outperformed the benchmark Swiss Performance Index. The Fund’s shares are traded on the New York Stock Exchange under the symbol SWZ. The Fund’s investment adviser is Hottinger Capital Corp., a member of Hottinger Group, one of Europe’s oldest private banking firms.

                This press release is issued on behalf of the Fund, its directors and officers and its investment adviser. Shareholders should read the Fund’s proxy statement when it is available because it contains important information. Investors can get the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission’s web site. Copies of the Fund’s proxy statement will also be sent to all record date holders and will be available for free from the Fund.

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